Exhibit 10.1

WARRANT EXERCISE AGREEMENT

THIS WARRANT EXERCISE AGREEMENT (this “Agreement”), dated as of August 1, 2013 and effective as of the date stated below, by and among 22nd Century Group, Inc., a Nevada corporation (the “Company”), and each of the other parties set forth on the signature page hereto (each such party, a “Holder” and, collectively, the “Holders”).

WHEREAS, the Company and the Holders entered into the Securities Purchase Agreement, dated as of January 11, 2013 (the “Purchase Agreement”), pursuant to which the Company issued and sold to the Holders certain Series A Common Stock Purchase Warrants (“Series A Warrants”) and Series C Common Stock Purchase Warrants (“Series C Warrants” and collectively with the Series A Warrants, the “Warrants”);

WHEREAS, pursuant to this Agreement, the Company and the Holders wish to enter into an agreement regarding the cash exercise, coupled with a limited market make-good adjustment, of some or all of the Warrants on the terms set forth hereunder.

NOW THEREFORE, the Company and each Holder, in consideration of the mutual covenants contained in this Agreement, do hereby agree as follows:

1.    Definitions. All initially capitalized, undefined terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.    Cash Exercise of Warrants; Adjusted Exercise Price. Effective upon the Company meeting its obligation of the last sentence of this Section 2, the Holders shall exercise for One Million Dollars ($1,000,000) the number of shares of common stock of the Company (the “Common Stock”) underlying the Series A Warrants and Series C Warrants as set forth on such Holder’s signature page hereto at a negotiated exercise price of $0.60 per share. The mechanics of such exercise shall otherwise be subject to the terms of the Warrants. The Holder acknowledges and agrees that the number of shares of Common Stock to be acquired by the Holders upon such cash exercise of the Warrants (the “Warrant Shares”) will be issued with the restrictive legend required pursuant to Section 4.1 of the Purchase Agreement and be otherwise subject to the provisions of the Securities Purchase Agreement. Additionally, the Exercise Price (but, as to this adjustment, not the number of shares of Common Stock issuable upon exercise of the Warrants) of all unexercised Warrants shall hereby be reduced to $0.60 per share, subject to adjustment therein. For purposes of Section 3(b) of any unexercised Warrants, the issuances of securities under this Agreement and adjustment to the Exercise Price hereunder shall be deemed an “Exempt Issuance”. On or before 9 am ET on August 5, 2013, the Company shall have publicly disclosed all information about the terms of this Agreement (“Disclosure”). The closing and payment of the cash exercise under this Agreement shall occur within one Trading Day following the date of the Disclosure (the “Closing Date”). For avoidance of doubt, the term “Warrant Shares” shall not include shares of Common Stock acquired pursuant to a cashless exercise of a Warrant or shares of Common Stock that remain issuable under a Warrant following the Closing Date.

3.    Limited Market Make-Good. On the earlier of the date (a) all of the Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, (b) immediately following the six (6) month anniversary of the Closing Date (or, if the Company is not then current in its reports with the Commission, such later date that the Company becomes current pursuant to Rule 144) or (c) following the one year anniversary of the Closing Date provided that a holder of Warrants is not an Affiliate of the Company, all of the Warrant Shares may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions in the opinion of counsel to the Company or such Holder (such date, the “Effective Date”), if the five (5) day volume weighted average price for the period covering the five (5) Trading Days immediately prior to the Effective Date (the “Make-Good Price”) is less than the greater of (a) $1.31 and (b) if the Disclosure has not been publicly disclosed by 9 am ET on August 5, 2013, the highest closing bid price of the Common Stock prior to the Closing Date (“Trigger Price”), then, within 3 Trading Days of the Effective Date, the Company shall pay to such Holder an amount in cash (“Make-Good Amount”) equal to (A)(B-C), where:

(A)	= the number of Warrant Shares issued to the Holder under this Agreement that are owned by a Holder on the Effective Date ;
(B)	= Trigger Price, subject to adjustment for reverse and forward stock splits and the like; and
(C)	= the higher of (i) the Make-Good Price or (ii) $0.60.

Notwithstanding the foregoing, (i) the Company shall have no obligation to pay the Make Good Amount until and unless the Holder has incurred an actual loss by selling all or a portion of the Warrant Shares for less than the Trigger Price in transactions which are not short-sales or other willful transactions by the Holder at prices below the then current market price of the Common Stock on the date(s) of sale of any Warrant Shares, and (ii) the amount of the payment to be made by the Company to the applicable Holders shall be equal to the actual losses incurred by the Holders upon the sales of the Warrant Shares below the Trigger Price, but with the maximum amount payable hereunder being equal to no more than the Make-Good Amount.

Notwithstanding anything herein to the contrary, at any time after the six (6) month anniversary of the Closing Date, assuming the Effective Date has not yet occurred, then (i) a Holder may declare the Effective Date to have occurred upon written notice to the Company and (ii) the Company shall continue to have the right to declare the Effective Date upon prior written notice to the Holders of the occurrence and time of the Effective Date.

4.    Effect on Transaction Documents. Except as expressly set forth herein, all of the other terms and conditions of the Transaction Documents (as defined in the Purchase Agreement), as amended or modified to date, shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Transaction Documents. The Company expressly acknowledges and agrees that no Holder shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the issuance of the Disclosure provided that the Holders shall not sell in excess of a number of shares of Common Stock during each of the five (5) Trading Days immediately prior to the Effective Date equal to the greater of (i) ten percent (10%) of the average daily trading volume of the Common Stock during the five (5) Trading Days immediately prior to the date in question and (ii) ten percent (10%) of the trading volume of the Common Stock on the date in question; provided, however, that this restriction shall only be effective if the Company shall have provided the Holders with prior written notice of the occurrence and time of the Effective Date.

5.    Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

7.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

8.    Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.    Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including, but not limited to, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

10.    Termination.  This Agreement may be terminated by the Holder if the Closing Date has not occurred on or before 9:00 AM (EDT) on August 6, 2013.

IN WITNESS WHEREOF, each party has executed this Agreement as of the date written next to the signatures of each party and this Agreement shall be effective as of the date of execution of this Agreement by the last party to execute this Agreement as shown by the date next to such party’s signature below.

22ND CENTURY GROUP, INC.

Date: August 1, 2013

By: /s/ Joseph Pandolfino

Name: Joseph Pandolfino

Title: Chief Executive Officer

[signatures of Holders appears on the next page]

Name of Holder: Sabby Volatility Warrant Master Fund, Ltd.

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Date: ___________________, 2013

Series A Warrants Exercised: ___________________________

Series C Warrants Exercised: __________________________

Name of Holder: Sabby Healthcare Volatility Master Fund, Ltd.

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Date: ___________________, 2013

Series A Warrants Exercised: ____________________________

Series C Warrants Exercised: ___________________________